UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2014

Resource Real Estate Opportunity REIT II, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 333-184476

Maryland	80-0854717
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1845 Walnut Street, 18th Floor, Philadelphia, PA, 19103

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 6, 2014, Resource Real Estate Opportunity REIT II, Inc. (the “Company”) amended its advisory agreement with Resource Real Estate Opportunity Advisor II, LLC (the “Advisor”) to provide that, in the event the Company’s board of directors determines to pursue an acquisition of the Advisor or any of its affiliates in connection with internalizing management, the Company will not enter into such a transaction unless the Advisor agrees to proceed with the transaction without the payment of any internalization fee or other consideration by the Company, whether in the form of a cash payment or in the form of stock, warrants or options. In addition, the amendment also provides that the Company will not solicit or hire the employees of the Advisor or its affiliates during the term of the advisory agreement and for the one-year period thereafter. Subject to the approval of the Company’s board of directors, to the extent the Advisor or its affiliates performs substantial services or incurs costs in connection with the internalization, the Company intends to pay the Advisor or its affiliates for such services and reimburse the Advisor and its affiliates for any and all costs and expenses reasonably associated with the internalization. Further, in the event the advisory agreement is terminated, the Advisor and its affiliates will be paid all accrued and unpaid fees and expense reimbursements earned prior to the termination. However, the Company will not pay a separate internalization fee solely in connection with an internalization transaction.

Item 8.01.	Other Events.

On October 6, 2014, the Company’s board of directors authorized cash distributions to the stockholders of record at the close of business each day in the period commencing October 6, 2014 through and including October 30, 2014. The declared distributions will equal a daily amount of $0.00082192 per share of common stock. The Company expects to pay these distributions on October 31, 2014. Distributions will be paid in cash or, for investors enrolled in the Company’s distribution reinvestment plan, reinvested in additional shares of common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.

Dated: October 10, 2014	By:	/s/ Alan F. Feldman
Alan F. Feldman
Chief Executive Officer
(Principal Executive Officer)